Exhibit 10.1

Juan Carlos Barreira

Director

June 26, 2024

Curtis Wolfe

218 SE 14th Street, Unit 1605

Miami, FL 33131

Subject:        Offer of Employment

Dear Curtis:

On behalf of the Board of Directors of Versus Systems, Inc. (the “Company”), I would like to officially offer you the position of Interim CEO of the Company pursuant to the terms outlined in this Offer Letter.

Compensation and Incentives are as follows:

Initial Term: Three Months from the date of this Offer Letter (the “Offer Date”), which will extend for an additional three months if notice is not provided 30 days before the end of the Initial Term that the Term will not be extended or Modified as provided herein.

Initial Base Salary: $10,000 per month for each partial or complete month (including June 2024), payable in advance on the day following the Offer Date and then on the beginning of each month (once you are onboarded, your pay will be delivered with the payroll of the Company).

Adjusted Base Salary: At any time the Company has US$3,500,000 or more in cash, the Initial Base Salary will be adjusted to US$20,000 per month. The Company’s cash reserves dropping below this target amount will not result in a reduction in the Adjusted Base Salary.

Benefits: You will be eligible for all benefits, including health insurance, the Company provides to other executives.

Expenses: The Company will reimburse you for all expenses, travel or otherwise, that you incur on behalf of the Company. For all travel over three hours, you will be permitted to travel business class.

Equity Incentives: You will be granted an option to purchase 50,000 shares of the Company stock at a strike price equal to the closing price on the Offer Date. The stock options will include piggy-back registration rights if the options are not pursuant to an approved stock incentive plan.

Modification: If the Company has hired a permanent CEO by the end of the Initial Term or any Extended Term, you will be retained on a full-time basis as the Company’s Chief Legal Officer with salary, benefits, and equity incentives equal and not less favorable than other C-Suite executives of the Company.

Success Fees: The Company and you will agree to milestone targets for the Company under your leadership and an appropriate success fee, either cash payment or equity issuance, associated with each target.

VERSUS SYSTEMS, INC.

Juan Carlos Barrera, Director

ACCEPTED AND AGREED:

Curtis Wolfe